UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2002

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-19700 (Commission File No.)	33-0266089 (IRS Employer Identification No.)

9373 Towne Centre Drive
San Diego, California 92122
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 552-2200

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.
Item 7. Exhibits.
SIGNATURE
INDEX TO EXHIBITS
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 10.4
EXHIBIT 10.5
EXHIBIT 10.6

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On September 19, 2002, Amylin Pharmaceuticals, Inc. and Eli Lilly and Company entered a Collaboration Agreement to collaborate on the development and commercialization of Amylin’s compound AC2993 (synthetic exendin-4). Under the terms of the Collaboration Agreement, Lilly was granted licenses to specified Amylin technology for the manufacture, use and sale outside of the U.S. of products containing AC2993, subject to the terms and conditions stated therein. Amylin and Lilly also agreed to co-develop and co-promote products containing AC2993 in the U.S. Concurrently with the execution of the Collaboration Agreement, Amylin entered into several other agreements with Lilly, including a Co-Promotion Agreement, Stock Purchase Agreement, a Loan Agreement, a Milestone Conversion Agreement and a Registration Rights Agreement (the “Transaction Agreements”).

     On September 25, 2002, pursuant to the Stock Purchase Agreement, Lilly purchased 1,604,982 shares of Amylin common stock, or approximately two percent (2%) of Amylin’s outstanding shares, for a purchase price of $30,000,000, or approximately $18.69 per share. Additionally, on such date, Lilly made an initial nonrefundable payment to Amylin of $80 million, pursuant to the terms of the Collaboration Agreement.

     In the future, Lilly will pay Amylin up to $85 million upon the achievement of certain development and product profile milestones of AC2993, including long-acting release formulations of the product candidate. These milestones may be convertible into Amylin equity at Lilly’s option under the Milestone Conversion Agreement under certain circumstances. Lilly will also make additional future payments to Amylin of up to $130 million contingent upon global commercialization of AC2993, including long-acting release formulations of the product candidate.

     Lilly and Amylin will share U.S. development and commercialization costs equally. Lilly’s obligation to actively share in development funding is estimated to begin following the completion of the majority of work on the three pivotal Phase III clinical trials for AC2993 currently under way. Amylin estimates the development costs through the completion of these Phase III studies to be about $100 million. Development costs outside the U.S. will be shared 80 percent by Lilly and 20 percent by Amylin. Lilly is responsible for all commercialization costs outside the U.S. Following the successful completion of the ongoing Phase III trials and contingent upon certain other events, Lilly will make available a $110 million convertible loan under the Loan Agreement to fund a portion of Amylin’s development and commercialization costs for AC2993.

     The companies will equally co-promote the product in the U.S., while Lilly will market the product exclusively in countries outside the U.S. Operating profits from sales of the product in the U.S. will be shared equally. Outside the U.S., operating profits will be shared at approximately 80 percent to Lilly and 20 percent to Amylin. Additionally, the companies have agreed that, for a limited period of time prior to the commercialization of AC2993, Amylin will promote Humatrope®, Lilly’s recombinant human growth hormone product, in the U.S.

     The shares of Amylin’s common stock that Lilly may receive under the Transaction Agreements, upon issuance, will not be registered under the Securities Act of 1933, as amended (the “Act”), and will be subject to restrictions on resale or other transfer by Lilly pursuant to the Act. Pursuant to the Registration Rights Agreement, Lilly will have certain registration rights with respect to the Amylin common stock issuable under the various Transaction Agreements.

     This report contains forward-looking statements about the potential of the investigational compound AC2993 and a long-acting formulation of AC2993 and the terms of a collaboration between Amylin and Lilly for the development and commercialization of those potential products. However, as with any pharmaceutical under development, substantial risks and uncertainties exist in the process of

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development and regulatory review. There are no guarantees that AC2993 or any long-acting release formulation of AC2993 will receive regulatory approvals or prove to be commercially successful. Accordingly, investors in Amylin should recognize that there is no assurance that Amylin will receive the milestone payment amounts described above or that it will have access to the loan amounts referred to above. In addition, Lilly may terminate the collaboration at certain time points, generally upon six months notice. In special cases where AC2993 development does not meet certain specified expectations, Lilly may terminate with three months notice. Furthermore, if AC2993 does not achieve a designated annual sales amount after the completion of the fourth full calendar year following its launch, either company may have the right to request a modification of the financial terms of the collaboration and in certain instances to require that the other company choose to buy or sell its financial interest in the collaboration. For further discussion of these and other risks and uncertainties, see Amylin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, under the heading “Risk Factors”, as well as its most recent quarterly report on Form 10-Q and its other public disclosures filed with the United States Securities and Exchange Commission.

Item 7. Exhibits.

10.1*	Collaboration Agreement dated September 19, 2002 between Amylin and Lilly.

10.2*	U.S. Co-Promotion Agreement dated September 19, 2002 between Amylin and Lilly.

10.3*	Loan Agreement dated September 19, 2002 between Amylin and Lilly.

10.4*	Registration Rights Agreement dated September 19, 2002 between Amylin and Lilly.

10.5	Milestone Conversion Agreement dated September 19, 2002 between Amylin and Lilly.

10.6	Stock Purchase Agreement dated September 19, 2002 between Amylin and Lilly.

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

2.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated: October 3, 2002	By:	/s/ Mark G. Foletta

Mark G. Foletta Vice President and Chief Financial Officer

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INDEX TO EXHIBITS

10.1*	Collaboration Agreement dated September 19, 2002 between Amylin and Lilly.

10.2*	U.S. Co-Promotion Agreement dated September 19, 2002 between Amylin and Lilly.

10.3*	Loan Agreement dated September 19, 2002 between Amylin and Lilly.

10.4*	Registration Rights Agreement dated September 19, 2002 between Amylin and Lilly.

10.5	Milestone Conversion Agreement dated September 19, 2002 between Amylin and Lilly.

10.6	Stock Purchase Agreement dated September 19, 2002 between Amylin and Lilly.

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.